Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

Q3 sales and year-to-date orders increase four percent from prior year’s periods, strong cash flow generation continues

PALO ALTO, Calif. – August 6, 2008 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its third quarter of fiscal 2008, which ended June 27, 2008.

CPI International (CPI) generated total sales of $90.7 million in the third quarter of fiscal 2008, a four percent increase from the $87.3 million generated in the same quarter of the previous year.  Sales grew in CPI’s defense, communications, industrial and scientific markets.  CPI booked orders in the first nine months of fiscal 2008 totaling $279.9 million, a four percent increase from the $269.4 million in orders booked during the same period of the previous year.  Orders grew in the communications, industrial and scientific markets and remained unchanged in CPI’s defense markets.

In the third quarter of fiscal 2008, CPI generated net income of $5.8 million, or $0.33 per share on a diluted basis, a decrease from the $8.1 million, or $0.46 per share on a diluted basis, generated in the same quarter of fiscal 2007.  The largest factor contributing to the decrease in net income was a discrete tax benefit of $1.8 million, which contributed $0.10 per share on a diluted basis to CPI’s net income in the third quarter of fiscal 2007, but which did not recur in fiscal 2008’s third quarter.

During the first nine months of fiscal 2008, CPI generated cash flow from operating activities of $24.7 million and made debt repayments, in aggregate, of $16.0 million.  For the 12 month period ended June 27, 2008, CPI generated $27.1 million in cash flow from operating activities, or $1.53 per share on a diluted basis, and $21.9 million in free cash flow, or $1.23 per share on a diluted basis.

“CPI’s business environment remained stable, and our operations remained fundamentally strong in the third quarter of fiscal 2008.  Our sales increased, and we generated strong cash flow and continued to pay down our debt during the quarter.  In addition, we maintained our commitment to investing in CPI’s future by sustaining our high level of company-funded and customer-funded research and development activity,” said Joe Caldarelli, chief executive officer of CPI.  “We remain solidly profitable, and our operations continue to execute smoothly.  We are encouraged that, after some softening earlier in the fiscal year, our markets have remained steady, and we are pleased by the continuing demand from customers for CPI’s products.”

In the third quarter, CPI generated EBITDA of $16.1 million, or 18 percent of sales, a decrease from the $17.3 million, or 20 percent of sales, generated in the same quarter of fiscal 2007.

In fiscal 2008, CPI has engaged in higher levels of research, development and engineering activities throughout the company, including significant activities at CPI Malibu Division, which was acquired in August 2007.  CPI has increased its investment in company-funded research and development programs from $6.5 million in the first nine months of fiscal 2007 to $8.4 million in the first nine months of fiscal 2008.  CPI’s customer-funded research and development programs have also increased during this time from $5.0 million to $9.5 million.  Although customer-funded development programs commonly have lower gross margins than manufacturing programs, CPI believes that its development programs will result in profitable products and increased future growth potential throughout the company’s businesses.  CPI expects the higher levels of development work to continue for the foreseeable future.

In the third quarter of fiscal 2008, CPI’s net income and EBITDA were negatively impacted by the higher proportion of sales that were for products from development programs.  This impact was partially offset by the positive impact of the additional gross profit generated by increased sales in the most recent quarter.

As of June 27, 2008, CPI’s cash and cash equivalents totaled $26.2 million, as compared to the $20.5 million reported as of September 28, 2007.  CPI has continued to use its cash to repay debt, making debt repayments of $6.0 million in the third quarter and an additional $2.0 million on July 30, 2008.  In fiscal 2008 to date, CPI’s aggregate debt repayments total $18.0 million.  In addition to debt repayments, in the third quarter, CPI used $1.8 million of its cash to repurchase approximately 136,000 shares of its common stock under its newly implemented stock repurchase program.

Third Quarter 2008 Sales and Orders Highlights

In the third quarter of fiscal 2008, key sales and orders highlights in the end markets that CPI serves included:
  In the defense markets, which consist of CPI’s radar and electronic warfare markets on a combined basis, sales increased five percent from $36.5 million in the third quarter of fiscal 2007 to $38.2 million in the third quarter of fiscal 2008.  This increase was primarily due to increased sales of products to support military radar systems, including the HAWK surface-to-air missile system, as well as the inclusion of sales of radar products by the recently acquired CPI Malibu Division in the third quarter of fiscal 2008.

  In the medical market, sales decreased from $18.0 million in the third quarter of fiscal 2007 to $16.8 million in the third quarter of fiscal 2008, primarily due to the absence of a Russian tender program in which CPI participated in fiscal 2006 and 2007, but which will not recur in fiscal 2008.  In the third quarter of fiscal 2007, CPI shipped $2.9 million of x-ray generators for the Russian tender program; the company shipped no products for this program in the third quarter of fiscal 2008.  Excluding the Russian tender program, CPI’s medical sales increased $1.7 million, or 11 percent, in the third quarter of fiscal 2008 as compared to the same quarter of the previous year.

  In the communications market, sales increased three percent from $27.3 million in the third quarter of fiscal 2007 to $28.0 million in the third quarter of fiscal 2008.  This increase was primarily due to the inclusion of communications sales made by the recently acquired CPI Malibu Division in the third quarter of fiscal 2008, as well as recently begun production shipments for Increment One of the U.S. Army’s Warfighter Information Network Tactical (WIN-T) military communications program.  These increases were partially offset by a decrease in sales of products to support certain broadcast applications and a decrease in sales for the now completed predecessor to the WIN-T program.

  In April 2008, General Dynamics SATCOM Technologies awarded CPI approximately $8.6 million in follow-on orders for Ku-band, high-power satellite communications amplifiers to support Increment One of WIN-T.  In the first three quarters of fiscal 2008, CPI received a total of approximately $12 million of follow-on orders for the WIN-T program.

  CPI was awarded a $12.8 million indefinite-delivery/indefinite-quantity contract from the U.S. Navy for the major repair/remanufacture and production of new traveling wave tubes to support the AN/SLQ-32 Electronic Countermeasures System.

  In April 2008, CPI received a $2.0 million, one-year contract for the production of klystrons to support the radar systems on the HAWK surface-to-air missile system.  This contract was the second significant contract the company received in fiscal 2008 to support the radar system.  CPI was also awarded a $3.9 million order from a different customer in December 2007.
Fiscal 2008 Outlook

“Our third quarter results contained no surprises, and our business conditions have held steady in recent months,” said Caldarelli.  “We do not anticipate significant changes to CPI’s business environment in the foreseeable future.  Therefore, we are leaving our previously issued guidance for fiscal 2008 unchanged.”

(in millions, except per share data)	Outlook
Total sales:	$365 - $375
Earnings per share on a diluted basis:	$1.15 - $1.25
Net income:	$20.3 - $22.1
Adjusted EBITDA:	$64.5 - $67.0
Adjusted free cash flow:	$20 - $24

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Thursday, August 7, 2008 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (877) 397-0292, or (719) 325-4861 for international callers, enter participant pass code 2664596 and ask for the CPI International Third Quarter 2008 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before net interest expense, provisions for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring or non-cash items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Free cash flow per share represents free cash flow divided by average shares outstanding on a fully diluted basis.  Free cash flow conversion represents free cash flow divided by net income, expressed as a percentage.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL, INC.
and Subsidiaries
CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share data – unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Sales	$90,734	$87,318	$271,448	$259,485
Cost of sales	63,502	58,667	192,014	176,548
Gross profit	27,232	28,651	79,434	82,937
Operating costs and expenses:
Research and development	2,766	2,232	8,420	6,475
Selling and marketing	5,012	4,911	15,512	14,539
General and administrative	5,136	5,835	16,781	16,085
Amortization of acquisition-related intangible assets	782	548	2,344	1,642
Net loss on disposition of fixed assets	128	16	203	74
Total operating costs and expenses	13,824	13,542	43,260	38,815
Operating income	13,408	15,109	36,174	44,122
Interest expense, net	4,627	5,143	14,244	15,757
Loss on debt extinguishment	121	-	514	-
Income before income taxes	8,660	9,966	21,416	28,365
Income tax expense	2,836	1,835	6,928	8,639
Net income	$5,824	$8,131	$14,488	$19,726

Other comprehensive income, net of tax
Net unrealized gain (loss) on cash flow hedges	1,268	820	(1,934)	414
Comprehensive income	$7,092	$8,951	$12,554	$20,140

Earnings per share - Basic	$0.36	$0.50	$0.88	$1.22
Earnings per share - Diluted	$0.33	$0.46	$0.82	$1.11

Shares used to compute earnings per share - Basic	16,395	16,306	16,384	16,207
Shares used to compute earnings per share - Diluted	17,669	17,796	17,719	17,696

CPI INTERNATIONAL, INC.
and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data – unaudited)

	June 27,	September 28,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$26,197	$20,474
Restricted cash	1,205	2,255
Accounts receivable, net	48,379	52,589
Inventories	67,868	67,447
Deferred tax assets	10,023	9,744
Prepaid and other current assets	5,057	4,639
Total current assets	158,729	157,148
Property, plant, and equipment, net	63,487	66,048
Deferred debt issue costs, net	5,362	6,533
Intangible assets, net	79,355	81,743
Goodwill	162,392	161,573
Other long-term assets	795	3,177
Total assets	$470,120	$476,222

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$2,000	$1,000
Accounts payable	21,950	21,794
Accrued expenses	26,373	26,349
Product warranty	4,533	5,578
Income taxes payable	7,594	8,748
Advance payments from customers	12,184	12,132
Total current liabilities	74,634	75,601
Deferred income taxes	26,760	28,394
Long-term debt, less current portion	228,642	245,567
Other long-term liabilities	1,199	754
Total liabilities	331,235	350,316
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000 shares
authorized; 16,511 and 16,370 shares issued;
16,375 and 16,370 shares outstanding)	165	164
Additional paid-in capital	70,987	68,763
Accumulated other comprehensive (loss) income	(997)	937
Retained earnings	70,530	56,042
Treasury stock, at cost (136 and 0 shares)	(1,800)	-
Total stockholders’ equity	138,885	125,906
Total liabilities and stockholders' equity	$470,120	$476,222

CPI INTERNATIONAL, INC.
and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – unaudited)

	Nine Months Ended
	June 27,	June 29,
	2008	2007

Cash flows from operating activities
Net cash provided by operating activities	$24,699	$19,259

Cash flows from investing activities
Capital expenditures	(3,288)	(6,392)
Proceeds from adjustment to acquisition purchase price	1,615	-
Capitalized expenses relating to potential business acquisition	-	(395)
Payment of patent application fees	(147)	-
Net cash used in investing activities	(1,820)	(6,787)

Cash flows from financing activities
Purchases of treasury stock	(1,800)	-
Repayments of debt	(16,000)	(5,000)
Proceeds from issuance of common stock to employees	639	520
Proceeds from exercise of stock options	3	604
Excess tax benefit on stock option exercises	2	671
Net cash used in financing activities	(17,156)	(3,205)

Net increase in cash and cash equivalents	5,723	9,267
Cash and cash equivalents at beginning of period	20,474	30,153
Cash and cash equivalents at end of period	$26,197	$39,420

Supplemental cash flow disclosures
Cash paid for interest	$10,020	$11,562
Cash paid for income taxes, net of refunds	$9,846	$12,799

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Nine Months Ended
		June 27,	June 29,	June 27,	June 29,
		2008	2007	2008	2007
Net income		$5,824	$8,131	$14,488	$19,726
Depreciation and amortization		2,779	2,225	8,171	6,607
Interest expense, net		4,627	5,143	14,244	15,757
Income tax expense		2,836	1,835	6,928	8,639
EBITDA		16,066	17,334	43,831	50,729

Adjustments to exclude certain non-recurring or non-cash items:
Stock-based compensation expense	(1)	594	396	1,568	889
Loss on debt extinguishment	(2)	121	-	514	-
Total adjustments		715	396	2,082	889
Adjusted EBITDA		$16,781	$17,730	$45,913	$51,618

EBITDA margin	(3)	17.7%	19.9%	16.1%	19.5%
Adjusted EBITDA margin	(4)	18.5%	20.3%	16.9%	19.9%
Net income margin	(5)	6.4%	9.3%	5.3%	7.6%

(1)   For the fiscal 2007 periods, represents a non-cash charge for stock options, restricted stock awards and the employee discount related to CPIs Employee Stock Purchase Plan. For the fiscal 2008 periods, represents a non-cash charge for the aforementioned items and for restricted stock unit awards.
(2)   Represents the following expenses related to the redemption of floating rate senior notes: $0.084 million and $0.339 million for non-cash costs associated with the write-off of unamortized deferred debt issue costs and issue discount costs for the three months and nine months ended June 27, 2008, respectively; and $0.037 million and $0.175 million in cash payments for redemption premiums and other expenses for the three months and nine months ended June 27, 2008, respectively.
(3)   Represents EBITDA divided by sales.
(4)   Represents adjusted EBITDA divided by sales.
(5)   Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Conversion
and Free Cash Flow per Share
(in thousands, except per share and percent data - unaudited)

		Twelve Months Ended
		June 27,
		2008
Net cash provided by operating activities		$27,099
Capital expenditures		(5,065)
Payment of patent application fees		(147)
Free cash flow		21,887

Adjustments to exclude certain non-recurring items:
Capital expenditures for expansion of Canadian facility	(1)	459
Cash paid for debt extinguishment costs, net of taxes	(2)	1,145
Total adjustments		1,604
Adjusted free cash flow		$23,491

Free cash flow		$21,887
Net income		$17,265
Free cash flow conversion	(3)	127%

Free cash flow per share	(4)	$1.23

(1)   Represents capital expenditures for the expansion of CPIs Canadian facility.
(2)   Represents $2.127 million in redemption premiums and other expenses associated with the repurchase and redemption of CPIs floating rate senior notes, net of taxes, partially offset by $0.280 million of cash proceeds from the early termination of the interest rate swap on the floating rate senior notes, net of taxes.
(3)   Represents free cash flow divided by net income, expressed as a percentage.
(4)   Represents free cash flow divided by the simple average of the last four fiscal quarters' "Shares used to compute earnings per share: Diluted." The simple average of the last four fiscal quarters' "Shares used to compute earnings per share: Diluted" is 17,739,000 shares.